Exhibit 99.3

N E W S   R E L E A S E



CONTACT:   Bob Marsocci
           DIRECTV, Inc.
           (310) 726-4656


                DIRECTV ANNOUNCES SETTLEMENT OF CLAIMS WITH NRTC

              LITIGATION BETWEEN PARTIES TO BE DISMISSED; FINANCIAL
                   DAMAGES WAIVED AND CONTRACTUAL TERMS AGREED

           EL SEGUNDO, CA, AUGUST 11, 2003 - DIRECTV, Inc. announced today that it has entered into a settlement agreement with the National Rural Telecommunications Cooperative (NRTC) dismissing their claims against each other currently pending in the U.S. District Court for the Central District of California. The settlement, which also resolves the class-action claims filed against DIRECTV by certain NRTC member companies, will not become final until the Court conducts a fairness hearing and approves the settlement of the class claims.
           The principal terms of the settlement include:

          o NO MONEY DAMAGES: The NRTC and its member companies release DIRECTV from all financial damage claims.

          o FIXED TERM: DIRECTV and the NRTC agreed that the term of the DBS Distribution Agreement which entitles the NRTC to distribute DIRECTV programming will end on the later of the date when the DBS-1 satellite (also called DIRECTV 1) reaches the end of its useful life or June 30, 2008. DIRECTV and the NRTC also agreed to a fixed successor term, to run until June 30, 2011, during which
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          o    DIRECTV and the NRTC will continue their relationship on the current terms. NRTC members and those other companies possessing the right to distribute DIRECTV programming in their NRTC territory who agree to settle their claims may amend their distribution agreements to take advantage of the June 30, 2011 successor term. At the end of such term, all subscribers to DIRECTV programming in the NRTC territories as of June 30, 2011 will be transitioned to DIRECTV and become DIRECTV owned-and-operated customers. DIRECTV will pay $150 per subscriber for each such transitioned subscriber. The NRTC--and the other parties possessing distribution rights in their NRTC territory who agree to the settlement--will be prohibited from selling or sharing information regarding the subscribers with third parties.

          o FINANCIAL ARRANGEMENTS: The parties have also agreed that DIRECTV retains the right to sell the disputed premium services in NRTC territories. NRTC will continue to bill and collect for these services with an increased minimum revenue share, from 10% to 15%, under the parties' existing Seamless Consumer Agreement, the term of which will be extended through June 30, 2011. DIRECTV has also agreed to share with the NRTC on a pro rata basis certain launch support payments that it may receive in the future from programmers.

           This settlement does not resolve certain related pending litigation between DIRECTV and Pegasus Satellite TV, one of the companies that distributes DIRECTV programming through the NRTC. That litigation includes DIRECTV's $50 million claim against Pegasus for breach of its former marketing agreement with DIRECTV, Pegasus' remaining claims in the Central District litigation, as well as a patent infringement claim filed by Pegasus in Delaware. Pegasus will have an opportunity to join in this settlement. However, whether or not Pegasus elects to join, DIRECTV believes that all issues regarding how long Pegasus'



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contractual rights last and its future relationship with DIRECTV are resolved by this settlement because Pegasus' rights are derived from the DIRECTV/NRTC contract and this settlement resolves all issues under that contract.

           "We believe that the terms of this settlement are very reasonable and are pleased that now there is clarity concerning DIRECTV's contractual obligations to the NRTC," said Roxanne Austin, president and COO, DIRECTV, Inc. "With this litigation behind us, DIRECTV can collaborate with the NRTC on constructive issues designed to grow our respective businesses."

           DIRECTV is the nation's leading digital multichannel television service provider with more than 11.5 million customers. DIRECTV and the Cyclone Design logo are trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corp. HUGHES is the world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE: GMH). For more information, visit www.DIRECTV.com.


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